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                                                                   Exhibit 99(a)

FOR IMMEDIATE RELEASE                            Press Contact:  Marijo Ahlgrimm
                                                                    703/934-3995
                                             Investor Contact:  Nicholas Burakow
                                                                    703/934-3665


SUBSIDIARY OF KAISER GROUP INTERNATIONAL ANNOUNCES COMPLETION OF EXCHANGE OFFER


FAIRFAX, VA, November 17, 2000 Kaiser Group International, Inc. (OTCBB: KSRG) announced today that its subsidiary, Kaiser Government Programs, Inc. (KGP), has completed an exchange offer to recordholders, as of August 14, 2000, of Kaiser Group International, Inc.'s senior subordinated notes due 2003. Such holders were offered an opportunity to surrender their rights under a guarantee of their notes previously issued by KGP in exchange for the right to cause KGP to repurchase shares of preferred stock that will be issued to them pursuant to the Plan of Reorganization of Kaiser Group International, Inc. if KGP receives certain proceeds from Kaiser-Hill Company, LLC (KGP put rights). The holders of approximately 99.4% of the principal amount of the notes accepted the exchange offer. Certificates representing the KGP put rights will be distributed in connection with the initial distribution made by Kaiser Group International, Inc. under its Plan of Reorganization. Until certificates representing the KGP put rights are distributed, the KGP put rights will trade together with the notes as a single unit. Accordingly, if a noteholder who participated in the exchange offer elects to trade its notes, the noteholder's right to receive the Put Right Certificate will transfer together with the sold notes. However, after certificates for the KGP put rights have been distributed, the KGP put rights will trade as a security separate from the notes and under their own CUSIP number.